Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Fourth Quarter and Full Year 2015 Financial Results and Provides Corporate Update

Management to host webcast and conference call today at 4:30 p.m. ET

CHAPEL HILL, N.C. – February 24, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics in the face of rising antibiotic resistant bacterial infections, today reported financial results for the quarter and year ended December 31, 2015 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. ET.

Fourth Quarter 2015 and Recent Corporate Highlights

•	In February, Cempra and Macrolide Pharmaceuticals entered a synthetic manufacturing process development agreement for solithromycin, which is currently manufactured using fermentation-derived starting materials. Macrolide will use its novel, proprietary synthesis technology to provide Cempra with a fully synthetic process for its late-stage investigational macrolide antibiotic, solithromycin. Eventually, an alternative fully synthetic process could provide manufacturing and supplier flexibility.

•	In January, Cempra completed a public offering of 4,166,667 shares at a price of $24.00 per share. Net proceeds after underwriting discounts and commissions and expenses of the offering were approximately $93.7 million. Cempra intends to use the funds for the commercial launch of solithromycin in community acquired bacterial pneumonia (CABP) in the U.S., subject to the drug receiving FDA approval, research and development activities, working capital and general corporate and administrative expenses.

•	In January, the first patient was dosed in a Phase 2 clinical trial exploring the use of solithromycin in nonalcoholic steatohepatitis (NASH). This Phase 2 open label study will enroll up to 15 patients with NASH without cirrhosis between 18 and 70 years of age.

•	In December, Cempra entered into a Cooperative Research and Development Agreement (CRADA) with the National Institute of Allergy and Infectious Diseases (NIAID) and expanded the Phase 3 solithromycin clinical trial in urogenital gonorrhea to include 60 additional female and adolescent patients with culture-proven gonorrhea. Cempra had successfully completed enrollment of 250 patients in the study which has been amended to enroll the additional patients.

•	In December, the first patient was dosed in Cempra’s Phase 3 clinical trial to evaluate the safety and efficacy of oral Taksta™ as a potential treatment for acute bacterial skin and skin structure infections (ABSSSI). The study is planned to enroll approximately 700 patients age 12 years and up.

•	In October, Cempra announced positive top line results from a global, pivotal Phase 3 clinical trial of intravenous (IV) to oral solithromycin (Solitaire-IV) in the treatment of patients with CABP. Intravenous solithromycin met the U.S. Food and Drug Administration (FDA) primary objective of statistical non-inferiority in the intent-to-treat (ITT, all randomized patients) population compared to intravenous moxifloxacin at the early clinical response (ECR, 72 [-12/+36] hours after initiation of therapy). Solithromycin was well tolerated relative to the known effects of older macrolide antibiotics. Solithromycin oral and IV products have been designated a qualified infectious disease product (QIDP) and Fast Track and will receive a priority review.

“I am pleased with the exciting progress Cempra made in 2015, including the successful completion of our pivotal development program for solithromycin intravenous and oral capsule formulations in the treatment of CABP. Our rolling NDA submission for solithromycin to the FDA is underway and is on track for completion during the first half of 2016, “ stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “Our plans to commercialize solithromycin in the U.S. are moving forward as we build out the early foundations of our commercial infrastructure.”

Upcoming Expected Clinical Development Milestones

Solithromycin

•	Solithromycin pediatric: patient enrollment for Phase 1b trial continues.

•	Phase 3 trial for solithromycin in urogenital gonorrhea is ongoing.

•	Enrollment in a Phase 2/3 pivotal trial with solithromycin for bacterial infections in pediatric patients is expected to initiate in Q1 2016.

•	Phase 2 trial in chronic obstructive pulmonary disease (COPD) is ongoing.

•	Phase 2 trial in nonalcoholic steatohepatitis (NASH) is ongoing.

•	Completion of the NDA and EMA submissions for solithromycin in the treatment of CABP is expected by the end of the first half of 2016.

Taksta

•	Phase 3 trial in ABSSSI is ongoing.

•	An exploratory trial for Taksta in patients with refractory bone or joint infections is ongoing.

Financial Results for the Three Months and Year Ended December 31, 2015

For the quarter ended December 31, 2015, Cempra reported a net loss of $21.2 million, or $0.48 per share, compared to a net loss of $16.9 million, or $0.46 per share for the fourth quarter in 2014. Research and development expense in the fourth quarter of 2015 was $20.0 million, an increase of 31% compared to the same quarter in 2014. The higher R&D expense was primarily due to the order of active pharmaceutical ingredient (API) necessary to support the launch of solithromycin as the company begins its commercial readiness activities and initial startup activities for the Taksta clinical trials. General and administrative expense was $6.6 million, a 94% increase compared to the quarter ended December 31, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

For the year ended December 31, 2015, Cempra reported a net loss of $91.1 million, or $2.09 per share, compared to a net loss of $61.6 million, or $1.81 per share, for the year ended December 31, 2014. Research and development expense was $93.4 million, an increase of 49% compared to the year ended December 31, 2014. The increase was primarily due to the order of API necessary to support the planned launch of solithromycin as we begin our commercial readiness activities and initial startup activities for the Taksta clinical trials. General and administrative expense was $22.9 million, an 89% increase compared to the year ended December 31, 2014, driven primarily by early pre-commercialization costs and increased headcount as the company begins to plan for commercialization.

As of December 31, 2015, Cempra had cash and equivalents of $153.8 million and 44.0 million shares outstanding. The cash balance does not include the $93.7 million raised in the offering completed earlier this year.

Financial Guidance

After giving effect to the net proceeds of the January 2016 offering, the company’s current cash and equivalents are expected to be sufficient to fund ongoing operations into the second quarter of 2017, assuming continued timely receipts under the BARDA contract and receipt of expected milestone payments from Toyama. This projection does not include any funds from new financings or partnerships.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. ET today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers and using conference ID # 54601921. A live webcast of the call will be available from the investor relations section of the company website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID # 54601921.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our anticipated capital expenditures and our estimates regarding our capital requirements; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	December 31,	December 31,
	2015	2014
Assets
Current assets

Cash and equivalents	153,765	99,113
Receivables	7,639	2,350
Prepaid expenses	572	3,388

Total current assets	161,976	104,851

Furniture, fixtures and equipment, net	90	113
Deposits	73	346

Total assets	162,139	105,310
Liabilities
Current liabilities

Accounts payable	9,634	11,894
Accrued expenses	1,475	1,002
Accrued payroll and benefits	2,337	1,596
Current portion of long-term debt	4,444	3,594

Total current liabilities	17,890	18,086

Deferred revenue	11,326	11,326

Long-term debt	15,258	14,878

Total liabilities	44,474	44,290

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	44	37

Additional paid-in capital	436,643	288,893

Accumulated deficit	(319,022)	(227,910)

Total shareholders’ equity	117,665	61,020

Total liabilities and shareholders’ equity	162,139	105,310

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended Dec 31,
	2015	2014
Revenues	5,794	2,470

Operating Expenses

R&D	20,018	15,305
G&A	6,641	3,429

Total Operating Expenses	26,659	18,734

Loss from operations	(20,865)	(16,264)

Other income (expense), net	(291)	(631)

Net loss and comprehensive loss	(21,156)	(16,895)

Net loss attributable to common shareholders	(21,156)	(16,895)

Basic and diluted net loss per share	(0.48)	(0.46)

Basic and diluted weighted avg shs	43,976	36,493

	Twelve Months Ended Dec 31,
	2015	2014

Revenues	27,309	15,216

Operating Expenses

R&D	93,353	62,539

G&A	22,871	12,077

Total Operating Expenses	116,224	74,616

Loss from operations	(88,915)	(59,400)

Other income (expense), net	(2,198)	(2,249)

Net loss and comprehensive loss	(91,113)	(61,649)

Net loss attributable to common shareholders	(91,113)	(61,649)

Basic and diluted net loss per share	(2.09)	(1.81)

Basic and diluted weighted avg shs	43,566	34,131

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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